Contacts: West Michael A. Anderson Vice President and Treasurer (610) 594-3345	Investors and Financial Media: Westwicke Partners John Woolford / Stefan Loren (443) 213-0506/0507

West Announces Fourth Quarter, Full Year 2009 Results
- Quarterly Sales Increase 19.9% -
- Adjusted EPS is $0.67 in the quarter, $2.11 for the year 2009 -
- 2010 Adjusted EPS Guidance is between $2.19 and $2.39 -
- Analyst Conference Call at 9 a.m. Today -

Lionville, PA February 18, 2010 – West Pharmaceutical Services, Inc. (NYSE: WST) today announced its results for the fourth quarter and full year of 2009. Summary comparative results for the fourth quarter were as follows:

	Three Months Ended December 31
($ millions, except per-share data )	2009	2008

Net Sales	$293.4	$244.9
Gross Profit	83.9	69.6
Reported Operating Profit	21.7	25.6
Adjusted Operating Profit (1)	32.0	28.0
Reported Diluted EPS	$0.59	$0.52
Adjusted Diluted EPS(1)	$0.67	$0.56

(1) See “Restructuring and Other Items” section of the release and “Supplemental Information and Notes to Non-GAAP Financial Measures” in the tables following the text of this release.

Consolidated quarterly sales grew 19.9% compared to the prior year period, including $16.3 million, or 6.7 percentage points, of favorable effects of foreign currency translation. Excluding currency translation effects, consolidated sales were $32.2 million, or 13.2%, higher than in the prior year quarter. The overall increase reflected strong Pharmaceutical Systems sales growth, including $12.3 million of sales for H1N1 flu vaccinations, and Tech Group sales that were largely unchanged from the prior year despite including $6.2 million in sales from a business acquired in 2009.

The consolidated gross profit margin was 28.6% in the fourth quarter, 0.2% higher than in the fourth quarter of 2008. Gross profit was $83.9 million in the current quarter compared to $69.6 million reported in the prior year period. The $14.3 million increase in gross profit and slight increase in margin was the result of the disproportionate growth in Pharmaceutical Systems sales and $4.1 million of favorable foreign currency translation.

Overall SG&A costs were higher than the fourth quarter of 2008, primarily due to market value-driven increases in U.S. pension and stock-based compensation costs, and foreign currency translation. Other SG&A costs increased $1.8 million, or 5.4%, from the prior-year period, and R&D spending increased by $2.0 million. Resulting Adjusted Operating Profit of $32.0 million was 14.3% higher than the prior-year period, including the net $1.8 million positive effect of foreign currency translation.  Reported Operating Profit in each of the current and prior year periods included restructuring, impairment, tax and other items described in “Restructuring and Other Items.”

Executive Commentary

“The fourth quarter was a terrific finish to a difficult year and is consistent with our view that the worst of the effects of inventory contraction are behind us,” said Donald E. Morel Jr., Ph.D., the Company’s Chairman and Chief Executive Officer. “The Company experienced significant growth in higher quality pharmaceutical components, which helped us to grow both overall revenues and profitability, even without the significant contributions from H1N1 vaccines, currency, and acquired business.”

“Looking ahead, there are tremendous opportunities for West to convert its new technologies and products into incremental sales, in addition to delivering improved operating results from our current product lines” continued Dr. Morel. “As we previously announced, at the outset of 2010 we have realigned our management structure to better focus relevant resources on the growth opportunities in the new business units.  Pharmaceutical Packaging Systems will focus on West’s traditional business of providing primary and secondary packaging.  Pharmaceutical Delivery Systems will focus on the further development and commercialization of our technologies and products primarily involved in safe, effective and efficient injectable drug delivery. The unit will rely mostly on the plastic injection molding and assembly capabilities existing in The Tech Group businesses, which remain as a part of the newly constituted business unit.”

“Looking to 2010, we expect historic seasonality to return to Pharmaceutical Packaging Systems’ order pattern, an improved product mix, and improving profit margins.  Pharmaceutical Delivery Systems will be focused on commercialization of new products and restoring growth to the contract manufacturing businesses.  We expect the reconstitution and fluid transfer businesses to continue to grow and the needle safety and auto-injector products to begin generating revenue. Daikyo Crystal Zenith® development will continue to be a priority, with expanded production capacity coming on-line to support customers’ development.  Overall, we expect sales growth to be between 3% and 5% excluding currency, and estimate 2010 Adjusted Diluted earnings per share of between $2.19 and $2.39.”

Pharmaceutical Systems Segment

Pharmaceutical Systems segment sales of $229.5 million in the quarter were 26.4% higher than the fourth quarter of 2008, including $14.1 million of favorable foreign currency translation. Excluding the effects of currency translation, sales grew by $33.8 million, or 18.7%.

Pharmaceutical components for H1N1 flu vaccination products accounted for $12.3 million of the sales increase and pricing contributed $6.2 million of the increase.  Other notable product-type increases included $7.5 million of prefillable syringe components and $7.1 million of metal seals. Revenue growth was strong for both standard components and those employing the Company’s Westar® processing and coating technologies, which typically generate higher prices and margins than standard products. Geographically and excluding the effects of currency translation, sales growth was strongest in North America, followed by Asia, Europe and South America.

Gross profit in the quarter was $77.5 million, compared to $61.4 million in the corresponding 2008 quarter, and gross margin was unchanged at 33.8%. Currency translation contributed $3.9 million of the increase.  The increase in gross profit compared to the prior-year period was largely due to the $14.6 million combined effects of the greater sales volume gains and selling price increases. Significant increases in Westar sales of H1N1-related components increased the average selling price and margin for those sales, but did not significantly alter the segment’s gross profit margin when compared to the prior year. Expected decreases in U.S. raw material costs associated with lower market prices for petroleum products were more than offset by other increases in production costs, including $1.4 million of depreciation.

Pharmaceutical Systems’ SG&A costs were $3.2 million higher when compared to the fourth quarter of 2008, of which $1.7 million was attributed to foreign currency translation and $0.5 million related to business acquisition activities. As a percent of revenue, SG&A declined from 14.6% of sales in the prior year period to 12.9% in the current quarter. Other increases in SG&A in the quarter included external professional services and depreciation associated with information technology upgrades. These were partially offset by lower compensation costs associated with the completion of information technology projects and resulting from the restructuring.  Research spending was $1.5 million higher than in the prior-year quarter, primarily as a result of increased spending on Daikyo Crystal Zenith development. Resulting operating profit increased by $12.9 million, to $42.7 million, including $1.9 million of net favorable currency translation effects.  Excluding currency translation, operating profit was 36.9% higher than in the 2008 period.

Tech Group Segment

Tech Group segment sales were $66.3 million in the quarter, compared to $66.2 million in the fourth quarter of 2008.  The third-quarter acquisition of the drug delivery assets of Plastef Investissements SA (“Plastef”) contributed $6.2 million in sales of safety needle products in the quarter, while the fourth-quarter 2008 disposition of a facility and business in Mexico accounted for a decline of $2.6 million in sales, primarily of industrial products. Foreign currency translation contributed $2.2 million to reported revenue, which was partially offset by $1.7 million of contractually mandated price reductions associated with the pass-through of lower plastic resin costs.  Customer legal and regulatory issues that affected sales of their products accounted for $2.4 million in lower sales, and the balance of the reduction was attributed to slower demand driven by lower end-market sales of customers’ products and related inventory reductions, net of $1.6 million of higher tooling and development revenue.

Gross profit was $6.4 million in the quarter, or 9.6% of sales, compared to $8.2 million, or 12.3% of sales in the prior year, primarily due to the lower sales volume. SG&A costs were $0.3 million higher than in the fourth quarter of 2008, primarily due to foreign currency translation, and R&D costs were $0.5 million higher as a result of the July 2009 acquisition of additional safety needle device business and technology from Plastef.  As a result, operating profit was reduced to $0.6 million, compared to $4.3 million in the prior year quarter.

Corporate and Other

U.S. pension expense was $4.2 million in the current quarter, compared to $1.5 million in the fourth quarter of 2008, primarily as a result of substantial investment losses incurred by the U.S. pension plan assets during 2008.  Similar effects were reported in each of the earlier 2009 quarters.

Stock-based compensation expense was $2.1 million higher than in the 2008 quarter, largely due to the impact of changes in the Company’s share price on the value of shares granted under incentive plans. Other corporate general and administrative costs were slightly higher compared to the prior-year quarter, with increases in compensation and benefit plan costs being partially offset by lower annual incentive plan costs.

Net interest expense was $0.4 million lower compared to the prior-year period. The Company’s reported tax expense includes the tax effects of items described in “Restructuring and Other Items”, together with a 2009 annual effective tax rate on remaining operating earnings of 23.4%.  The comparable expected annual tax rate in the 2008 period was 24.8%. The primary reasons for the change were a more favorable distribution of international earnings in 2009 and increased US credits for research activity.

Reported net income included $1.4 million of equity in income of affiliated companies, which contributed no income in the prior year period.  The improvement is attributed to stronger operating results in the Company’s affiliate in Japan.

Restructuring and Other Items

In November 2009, the Company announced operational restructuring plans in both The Tech Group and Pharmaceutical Systems segments. The Tech Group plan will consolidate manufacturing operations and support functions to better align capacity to contract manufacturing activity. The Pharmaceutical Systems plan involves exiting certain specialized laboratory service offerings, retiring information technology applications and associated support functions and abandoning plans to expand its U.S. metals facility.

$7.6 million of pre-tax restructuring costs were incurred, and are reflected in the reported results for the fourth-quarter 2009, primarily for employee severance costs and fixed asset impairments. Separately, the Company also recognized the impairment of a cost-based investment, which resulted in a pre-tax charge of $0.8 million. Additional restructuring costs of between $1.0 million and $2.0 million are expected to be incurred during 2010.  Reported fourth quarter results for the prior year included $0.5 million of pre-tax restructuring costs incurred pursuant to the 2007 Tech Group restructuring plan.  The Company expects that the restructuring will result in cost savings of between $5 million and $6 million in 2010.

During the third quarter of 2009, the Company recognized $3.9 million in pre-tax ($1.7 million after-tax) benefits as a result of relief from penalties, administrative charges and interest associated with certain tax deficiencies in Brazil, originally recorded in 2007. The relief was recorded pursuant to an amnesty program initiated by the Brazilian government. During the fourth-quarter, an ordinance altered the relief to which the Company is entitled, resulting in a $1.9 million ($1.3 million after-tax) reduction in the amnesty benefit, which is now $2.0 million pre-tax ($0.4 million after-tax). No comparable item was recognized in the prior year period.

The Company recognized a $4.0 million reduction to tax expense in the current quarter from the resolution of prior-year tax contingencies and an estimate of additional tax credits to which it is entitled for prior years. The Company recognized $0.3 million of discrete tax benefits in the prior-year period.

Comparable 2008 fourth quarter results included $1.9 million of pre-tax charges for costs reimbursed under a contract settlement agreement with Nektar Therapeutics that funded the cost of converting the former Exubera® device production facility to other uses. The settlement had no impact on results in the fourth quarter of 2009.

Business Unit Realignment

In December 2009, the Company announced plans to realign its business units based on the products being developed and produced by each of the new units.  Effective January 1, 2010, the Company manages and reports its operations in two business segments: Pharmaceutical Packaging Systems and Pharmaceutical Delivery Systems.

Pharmaceutical Packaging Systems will continue the primary business of the former Pharmaceutical Systems business, focusing on packaging components, including vial and IV stoppers, liners, metal seals, and syringe plungers.  It will include the Company’s market-leading technologies for cleaner, better performing and more readily usable components, including Westar, FluroTec®, Teflon® and B-2 Coatings, and Envision™ products. It will also include the existing disposable medical device components business and be responsible for developing and acquiring new packaging products and related technologies that will meet the ever-increasing quality standards for pharmaceutical packaging and medical devices.

Pharmaceutical Delivery Systems incorporates The Tech Group businesses and now includes the Company’s reconstitution and fluid transfer products business, which accounted for $32.7 million of Pharmaceutical Systems’ revenue in 2009, and the development of delivery system products currently in development or early-stage marketing. These include the Plastef safety-syringe business acquired in 2009, the NovaGuard™ safety needle, Daikyo Crystal Zenith-based products, and the ConfiDose® auto-injector system. In addition, Pharmaceutical Delivery Systems is responsible for developing and acquiring products that complement the current product portfolio of safety and delivery systems.

Financial Guidance

The Company’s revenue and earnings expectations for 2010 are presented reflecting the Company’s new business segments. Full-year 2010 financial guidance and comparable 2009 full-year results are summarized as follows:

	2010 Guidance	2009 Results
Consolidated Sales(3)	$ 1.09 to $ 1.12 billion	$ 1.06 billion
Pharmaceutical Packaging Systems Revenue(3)	$ 780 to $ 800 million	$ 776 million
Pharmaceutical Packaging Systems Gross Profit Margin (% of Sales)	34.1%	32.3%
Pharmaceutical Delivery Systems Revenue (3)	$ 310 to $ 330 million	$ 285 million
Pharmaceutical Delivery Systems Gross Profit Margin (% of Sales)	21.6%	18.5%
Consolidated Gross Profit Margin	30.5%	28.8%

Full Year Adjusted Diluted EPS(1)(2)(3)	$ 2.19 to $ 2.39	$ 2.11

(1) (2) (3) See corresponding notes under “Supplemental Information and Notes to Non-GAAP Financial Measures” in the tables following the text of this release. The principal currency assumption in these estimates is for the translation of the Euro at $1.40 for 2010.

The Company expects first quarter Adjusted Diluted EPS to be approximately 20% higher than that reported in the first quarter of 2009.

During 2010, the Company expects to recognize pre-tax charges described under “Restructuring and Other Items” of between $1.0 million and $2.0 million.  These charges are excluded from the guidance for 2010 Adjusted Diluted EPS.

The Company expects that capital spending will be between $115 million and $130 million during 2010.

Fourth-Quarter Conference Call

The Company will host a conference call to discuss the results and business expectations at 9:00 a.m. Eastern Time today. To participate on the call, please dial 866-804-6927 or 857-350-1673. The passcode is 19540335.

The Company will employ a slide presentation in connection with the conference call.  The slide presentation and live Internet broadcast of the conference call will be available through the Company’s web site www.westpharma.com, in the “Investor” section.  Please allow extra time prior to the call to visit the site and download the software required to view the presentation and listen to the broadcast.  An online archive of the broadcast will be available at the site two hours after the live call and will be available from noon today through Thursday, March 4, 2010, by dialing 888-286-8010 or 617-801-6888 and entering conference ID# 37649116.

Trademarks and registered trademarks are the property of West Pharmaceutical Services, Inc., in the United States and other jurisdictions, unless noted otherwise.
Daikyo Crystal Zenith® is a registered trademark of Daikyo Seiko, Ltd.
Daikyo Crystal Zenith® and FluroTec® technologies are licensed from Daikyo Seiko, Ltd.
Exubera® is a registered trademark of Pfizer, Inc.
Teflon® is a registered trademark of E.I. du Pont de Nemours and Company.

WEST PHARMACEUTICAL SERVICES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(in millions, except per share data)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2009		2008		2009		2008
Net sales	$293.4	100%	$244.9	100%	$1,055.7	100%	$1,051.1	100%
Cost of goods and services sold	209.5	71	175.3	72	752.1	71	748.5	71
Gross profit	83.9	29	69.6	28	303.6	29	302.6	29
Research and development	5.8	2	3.8	1	19.9	2	18.7	2
Selling, general and administrative expenses	45.4	16	36.9	15	177.7	17	159.3	15
Restructuring and other items	10.3	4	2.4	1	7.5	1	(1.2)	-
Other expense, net	0.7	-	0.9	-	1.0	-	1.7	-
Operating profit	21.7	7	25.6	11	97.5	9	124.1	12
Interest expense, net	3.8	1	4.2	2	14.4	1	14.6	2
Income before income taxes	17.9	6	21.4	9	83.1	8	109.5	10
Income tax expense	(1.0)	-	3.7	2	13.5	1	23.7	2
Equity in net income of affiliated companies	1.4	1	-	-	3.0	-	0.8	-
Net Income	20.3	7%	17.7	7%	72.6	7%	86.6	8%
Less: net income attributable to noncontrolling interests	-		0.1		-		0.6
Net income attributable to common shareholders	$20.3		$17.6		$72.6		$86.0

Net income per share attributable to common shareholders:
Basic	$0.62		$0.54		$2.21		$2.65
Assuming Dilution	$0.59		$0.52		$2.12		$2.50

Average common shares outstanding	33.0		32.6		32.8		32.4
Average shares assuming dilution	36.5		36.1		36.3		36.1

WEST PHARMACEUTICAL SERVICES
REPORTING SEGMENT INFORMATION
(UNAUDITED)
(in millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Net Sales:	2009	2008	2009	2008
Pharmaceutical Systems	$229.5	$181.6	$808.7	$792.1
Tech Group	66.3	66.2	258.3	270.5
Eliminations	(2.4)	(2.9)	(11.3)	(11.5)
Consolidated Total	$293.4	$244.9	$1,055.7	$1,051.1

Operating Profit (Loss):
Pharmaceutical Systems	$42.7	$29.8	$134.2	$136.7
Tech Group	0.6	4.3	14.0	17.8
General corporate costs	(5.7)	(5.3)	(19.0)	(19.2)
Stock-based compensation income (expense)	(1.4)	0.7	(7.5)	(6.4)
U.S. pension expense	(4.2)	(1.5)	(16.7)	(6.0)
Restructuring and other items	(10.3)	(2.4)	(7.5)	1.2
Consolidated Total	$21.7	$25.6	$97.5	$124.1

WEST PHARMACEUTICAL SERVICES
NON-GAAP MEASURES (UNAUDITED)
THREE MONTHS ENDED DECEMBER 31, 2009
(in millions, except per share data)

	As Reported December 31, 2009	Restructuring & other	Brazil tax amnesty	Tax benefits	Non-GAAP December 31, 2009
Operating profit	$21.7	$8.4	$1.9	$-	$32.0
Interest expense, net	3.8	-	-	-	3.8
Income before income taxes	17.9	8.4	1.9	-	28.2
Income tax expense	(1.0)	2.8	0.6	4.0	6.4
Equity in net income of affiliated companies	1.4	-	-	-	1.4
Net income	20.3	5.6	1.3	(4.0)	23.2
Less: net income attributable to noncontrolling interests	-	-	-	-	-
Net income attributable to common shareholders	$20.3	$5.6	$1.3	$(4.0)	$23.2

Net income per diluted share attributable to common shareholders	$0.59	$0.16	$0.03	$(0.11)	$0.67

WEST PHARMACEUTICAL SERVICES
NON-GAAP MEASURES (UNAUDITED)
THREE MONTHS ENDED DECEMBER 31, 2008
(in millions, except per share data)

	As Reported December 31, 2008	Restructuring	Contract settlement costs(income)	Tax benefits	Non-GAAP December 31, 2008
Operating profit	$25.6	$0.5	$1.9	$-	$28.0
Interest expense, net	4.2	-	-	-	4.2
Income before income taxes	21.4	0.5	1.9	-	23.8
Income tax expense	3.7	0.1	0.7	0.3	4.8
Equity in net income of affiliated companies	-	-	-	-	-
Net income	17.7	0.4	1.2	(0.3)	19.0
Less: net income attributable to noncontrolling interests	0.1	-	-	-	0.1
Net income attributable to common shareholders	$17.6	$0.4	$1.2	$(0.3)	$18.9

Net income per diluted share attributable to common shareholders	$0.52	$0.01	$0.04	$(0.01)	$0.56

Please refer to the “Notes to Non-GAAP financial measures” for more information.
Non-GAAP measures are intended to explain or aid in the use of, not as a substitute for, the related GAAP financial measure.

WEST PHARMACEUTICAL SERVICES
NON-GAAP MEASURES (UNAUDITED)
TWELVE MONTHS ENDED DECEMBER 31, 2009
(in millions, except per share data)

	As Reported December 31, 2009	Restructuring & other	Brazil tax amnesty	Tax benefits	Non-GAAP December 31, 2009
Operating profit	$97.5	$9.5	$(2.0)	$-	$105.0
Interest expense, net	14.4	-	-	-	14.4
Income before income taxes	83.1	9.5	(2.0)	-	90.6
Income tax expense	13.5	3.2	(1.6)	6.1	21.2
Equity in net income of affiliated companies	3.0	-	-	-	3.0
Net income	72.6	6.3	(0.4)	(6.1)	72.4
Less: net income attributable to noncontrolling interests	-	-	-	-	-
Net income attributable to common shareholders	$72.6	$6.3	$(0.4)	$(6.1)	$72.4

Net income per diluted share attributable to common shareholders	$2.12	$0.17	$(0.01)	$(0.17)	$2.11

WEST PHARMACEUTICAL SERVICES
NON-GAAP MEASURES (UNAUDITED)
TWELVE MONTHS ENDED DECEMBER 31, 2008
(in millions, except per share data)

	As Reported December 31, 2008	Restructuring	Contract settlement costs(income)	Tax benefits	Non-GAAP December 31, 2008
Operating profit	$124.1	$3.0	$(4.2)	$-	$122.9
Interest expense, net	14.6	-	-	-	14.6
Income before income taxes	109.5	3.0	(4.2)	-	108.3
Income tax expense	23.7	1.1	(1.5)	3.5	26.8
Equity in net income of affiliated companies	0.8	-	-	-	0.8
Net income	86.6	1.9	(2.7)	(3.5)	82.3
Less: net income attributable to noncontrolling interests	0.6	-	-	-	0.6
Net income attributable to common shareholders	$86.0	$1.9	$(2.7)	$(3.5)	$81.7

Net income per diluted share attributable to common shareholders	$2.50	$0.05	$(0.07)	$(0.10)	$2.38

Please refer to the “Notes to Non-GAAP financial measures” for more information.
Non-GAAP measures are intended to explain or aid in the use of, not as a substitute for, the related GAAP financial measure.

West Pharmaceutical Services, Inc.
SUPPLEMENTAL INFORMATION AND NOTES TO NON-GAAP FINANCIAL MEASURES

For additional details, please see the attached financial schedules and Safe Harbor Statement.

(1)
“Adjusted operating profit” and its components and “adjusted diluted earnings per share (EPS)” are defined as reported operating profit and reported diluted EPS excluding the impact of restructuring costs, discrete tax items and certain other significant items, as described below.  These measures are presented because management uses them in evaluating the results of the operations of the Company and compare operating results to prior periods and believes that this information provides users of the financial statements a valuable insight into the operating results. The items excluded from adjusted operating profit and adjusted diluted EPS are:

Restructuring and Other Charges:  During the fourth quarter of 2009, we recognized restructuring and other charges totaling $8.4 million, comprised of restructuring-related charges of $7.6 million and an impairment of a cost-basis investment of $0.8 million. The fourth quarter restructuring charges were the result of new restructuring programs launched in the fourth quarter and involving both Pharmaceutical Systems and The Tech Group, and consisted primarily of employee severance and fixed asset impairment charges. During 2009, we also incurred $1.1 million in restructuring costs associated with the completion of our 2007 Tech Group restructuring program.

During the fourth quarter and full year 2008, we incurred $0.5 million and $3.0 million, respectively, as part of the 2007 Tech Group restructuring plan. The majority of these charges in each year related to severance and post-employment benefits and a smaller portion resulted from asset impairments, accelerated depreciation and other related costs.

Brazil Tax Amnesty:  During September 2009, we enrolled in a tax amnesty program in Brazil which entitled us to a reduction in certain tax-related penalties, interest and other costs in exchange for our irrevocable declaration of all specified tax obligations which were originally identified by the Company in 2007. The full-year impact was a pre-tax gain of $2.0 million, or $0.4 million after-tax. The fourth quarter pre-tax charge of $1.9 million was the result of an adjustment to the original amnesty benefit to reflect the impact of a newly-issued ordinance which effectively reduced a portion of the benefit to which we were entitled.

Contract Settlement Costs (Income):  Under a February 2008 agreement reached with our former customer, Nektar Therapeutics, we received full reimbursement for, among other things, severance-related employee costs, inventory on hand, leases and other facility costs associated with the shutdown of operations at the former Exubera® device manufacturing facility. During the first half of 2008, we received contract settlement payments from Nektar which more than offset related raw material, severance and facility costs, resulting in a net pre-tax gain of $4.2 million for the year ended December 31, 2008. During the fourth quarter of 2008, we incurred $1.9 million in costs associated with the conversion of this facility.

Tax Benefits:  During the fourth quarters of 2009 and 2008, we recognized discrete income tax benefits of $4.0 million and $0.3 million, respectively. For the years ended December 31, 2009 and 2008, we recognized discrete tax provision benefits as follows:

•	In 2009, we recognized a $2.8 million net tax provision benefit principally resulting from the completion of a tax audit and the expiration of open tax periods in various tax jurisdictions.

•	We recognized tax credits of $2.4 million in 2009 resulting from identifying additional qualified R&D activities related to prior years, and other discrete tax provision benefits of $0.9 million.
•	In 2008, an agreement with the Republic of Singapore reduced our income tax rate in that country on a retroactive basis, resulting in a $1.0 million tax benefit.
•	A 2008 United Kingdom tax law change effectively eliminated a portion of our capital allowance carryforwards, resulting in a $1.2 million increase in our tax provision.
•	Also in 2008, we recognized a $3.4 million net tax provision benefit resulting from the expiration of open audit years in various tax jurisdictions, and $0.3 million in other discrete benefits.

(2)	Reconciliation of 2010 Adjusted Guidance to 2010 Reported Guidance is as follows:

Full Year 2010 Guidance (3)
Diluted Earnings Per Share
Adjusted guidance	$2.19 to $2.39
Restructuring, net of tax	(0.04) to (0.02)
Reported guidance	$2.15 to $2.37

(3)	Reflects relative currency valuations, most significantly the Euro, which is reflected in our estimates for the remainder of the year at $1.40 per Euro.

WEST PHARMACEUTICAL SERVICES
CASH FLOW ITEMS
(UNAUDITED)
(in millions)

	Twelve Months Ended December 31,
	2009	2008
Depreciation and amortization	$68.1	$60.6
Operating cash flow	$137.7	$135.0
Capital expenditures	$104.9	$138.6

WEST PHARMACEUTICAL SERVICES
FINANCIAL CONDITION
(UNAUDITED)
(in millions)

	As of December 31, 2009	As of December 31, 2008
Cash and Cash Equivalents	$83.1	$87.2
Debt	$379.6	$386.0
Equity	$579.1	$487.1
Net Debt to Total Invested Capital †	33.9%	38.0%
Working Capital	$226.1	$207.1

† Net Debt and Total Invested Capital are Non-GAAP measures.  Net Debt is determined by reducing total debt by the amount of cash and cash equivalents.  Total Invested Capital is the sum of Net Debt and Equity.

 Forward Looking Statements
This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on management’s beliefs and assumptions, current expectations, estimates and forecasts.  Statements that are not historical facts, including statements that are preceded by, followed by, or that include, words such as “estimate,” “expect,” “intend,” “believe,” “plan,” “anticipate” and other words and terms of similar meaning are forward-looking statements.  West’s estimated or anticipated future results, product performance or other non-historical facts are forward-looking and reflect our current perspective on existing trends and information.

Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict.  These statements are subject to known or unknown risks or uncertainties, and therefore, actual results could differ materially from past results and those expressed or implied in any forward-looking statement.  You should bear this in mind as you consider forward-looking statements.  We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Important factors that may affect future results include, but are not limited to, the following:

Revenue and profitability:

•	sales demand and our ability to meet that demand;

•
competition from other providers in the Company’s businesses, including customers’  in-house operations, and from lower-cost producers in emerging markets, which can impact unit volume, price and profitability;

•	customers’ changing inventory requirements and manufacturing plans that alter existing orders or ordering patterns for the products we supply to them;

•
the timing, regulatory approval and commercial success of customer products that incorporate our products, including the availability and scope of relevant public and private health insurance reimbursement for prescription products, medical devices and components and medical procedures in which our customers’ products are employed or consumed;

•	average profitability, or mix, of products sold in any reporting period;

•	maintaining or improving production efficiencies and overhead absorption;

•
the timeliness and effectiveness of capital investments, particularly capacity expansions, including the effects of delays and cost increases associated with construction, availability and cost of capital goods, and necessary internal, governmental and customer approvals of planned and completed projects, and the demand for goods to be produced in new facilities;

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•	dependence on third-party suppliers and partners, some of which are single-source suppliers of critical materials and products, including our Japanese partner and affiliate Daikyo Seiko, Ltd.;

•
the availability and cost of skilled employees required to meet increased production, managerial, research and other needs of the Company, including professional employees and persons employed under collective bargaining  agreements;

•	interruptions or weaknesses in our supply chain, which could cause delivery delays or restrict the availability of raw materials and key bought-in components and finished products;

•
raw-material price escalation, particularly petroleum-based raw materials, and our ability to pass raw-material cost increases on to customers through price increases; deflation of selling prices under contract requiring periodic price adjustments based on published cost-of-living or similar indices;

•	claims associated with product quality, including product liability, and the related costs of defending and obtaining insurance indemnifying us for the cost of such claims;

•	credit risk on accounts receivable and certain prepayments made in the normal course of business;

•	access to sufficient financial liquidity, particularly the re-financing of the Company’s revolving credit facility, which matures in February, 2011.

Other Risks:

•	the cost and progress of development, regulatory approval and marketing of new products as a result of the Company’s research and development efforts;

•	the defense of self-developed or in-licensed intellectual property, including patents, trade and service marks and trade secrets;

•
dependence of normal business operations on information and communication systems and technologies provided, installed or operated by third parties, including costs and risks associated with recent and planned upgrades to existing business systems;

•	the effects of a prolonged U.S. and global economic downturn or recession;

•	the relative strength of the U.S. dollar in relation to other currencies, particularly the Euro, British Pound, Danish Krone, Singapore Dollar, and Japanese Yen;

•	changes in tax law or loss of beneficial tax incentives;

•	the conclusion of unresolved tax positions inconsistent with currently expected outcomes;

•
significant losses on investments of pension plan assets, relative to expected returns on those assets, and changes in market interest rates that are relevant to the measurement of pension plan obligations, could further increase our pension expense and  funding obligations in future periods;

•	the potential delay, suspension or elimination of customers’ research and development efforts and overall spending resulting from continued uncertainty regarding federal healthcare reform efforts;

•	the potential for additional costs resulting from the enactment of significant climate-change legislation;

•	the potential for acquired businesses to perform below current expectations; and

other risks and uncertainties detailed in West’s filings with the Securities and Exchange Commission, including our annual report on Form 10-K and our periodic reports on Form 10-Q and Form 8-K.  You should evaluate any statement in light of these important factors.